Exhibit 99.1

LAZARD LTD REPORTS FULL-YEAR

AND FOURTH-QUARTER 2013 RESULTS

Highlights

•	Net income per share, as adjusted[1], of $2.01 (diluted) for the year ended December 31, 2013, and $0.81 (diluted) for the 2013 fourth quarter, compared to $1.44 (diluted) and $0.61 (diluted) for the respective 2012 periods, excluding charges[2]

•	Record annual operating revenue[1] of $2,034 million in 2013, up 3% from full-year 2012; record fourth-quarter operating revenue of $620 million, up 8% from fourth-quarter 2012

•	Financial Advisory 2013 operating revenue of $981 million, down 7% from full-year 2012; $315 million for fourth-quarter 2013, up 2% from prior-year period

•	M&A and Other Advisory 2013 operating revenue of $769 million, down 3% from full-year 2012; $253 million for fourth-quarter 2013, up 8% from prior-year period

•	Record Asset Management operating revenue of $1,024 million in 2013, up 16% from full-year 2012; record quarterly operating revenue of $293 million, up 20% from fourth-quarter 2012

•	Record assets under management of $187 billion as of December 31, 2013, up 12% from December 31, 2012, and up 6% from September 30, 2013; net outflows of $1.9 billion for full-year 2013; net inflows of $1.5 billion for fourth-quarter 2013

•	Return of capital to shareholders totaling $416 million[3] in 2013; increasing quarterly dividend 20% to $0.30 per share

($ in millions, except per share data and AUM)	Year Ended December 31,			Fourth Quarter
	2013	2012	%’13-’12	2013	2012	%’13-’12
As Adjusted[1,2]
Operating revenue	$2,034	$1,971	3%	$620	$574	8%
Financial Advisory	$981	$1,049	(7)%	$315	$309	2%
Asset Management	$1,024	$882	16%	$293	$245	20%
Net income	$269	$195	38%	$110	$82	35%
Diluted net income per share	$2.01	$1.44	40%	$0.81	$0.61	33%

U.S. GAAP
Net income	$160	$84	90%	$53	$(5)	nm *
Diluted net income per share	$1.21	$0.65	86%	$0.40	$(0.05)	nm *

Supplemental Data
Ending AUM ($ in billions)	$187	$167	12%
Average AUM ($ in billions)	$174	$156	12%	$184	$164	12%

*	not meaningful

Media Contact: Judi Frost Mackey	+1 212 632 1428	judi.mackey@lazard.com
Investor Contact: Kathryn Harmon	+1 212 632 6637	kathryn.harmon@lazard.com

Note: Endnotes are on page 13 of this release. A reconciliation of adjusted GAAP to U.S. GAAP is on page 21.

NEW YORK, February 5, 2014 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $2,034 million for the year ended December 31, 2013. Net income, as adjusted1, was $269 million, or $2.01 per share (diluted) for the full year. These results exclude pre-tax charges of $54 million in the 2013 fourth quarter relating to a debt refinancing and $64 million in the first half of 2013 relating to cost saving initiatives2,4.

Fourth-quarter 2013 operating revenue1 was $620 million. Net income, as adjusted1, was $110 million, or $0.81 per share (diluted), excluding the pre-tax charge relating to the fourth-quarter debt refinancing2,4.

Full-year 2013 net income on a U.S. GAAP basis was $160 million, or $1.21 per share (diluted). Fourth-quarter 2013 net income on a U.S. GAAP basis was $53 million, or $0.40 per share (diluted). A reconciliation of our U.S. GAAP results to the adjusted results is presented on page 21 of this press release.

“Lazard achieved record annual operating revenue in 2013, driven by a strong second half in Financial Advisory and a record year in Asset Management,” said Kenneth M. Jacobs, Chairman and Chief Executive Officer of Lazard. “Our earnings growth reflects the increased operating leverage we have built into the business.”

“In Financial Advisory, we are poised to benefit from an upturn in the M&A market,” said Mr. Jacobs. “In Asset Management, our continued strong pattern of performance and record level of assets under management position us well for further organic growth.”

“Lazard continues to generate substantial cash flow,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “Consistent with our capital management objectives, we are increasing our quarterly dividend by 20%.”

“We are successfully executing our strategy for profitable growth while continuing to invest in our business,” said Mr. Bucaille. “We have achieved our operating margin goal for 2013, creating a path toward achieving our 2014 financial targets5.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes 1) M&A and Other Advisory (Other includes Capital Structure Advisory and Sovereign Advisory) and 2) Capital Raising (includes Capital Markets Advisory and Private Fund Advisory).

Full Year

Financial Advisory operating revenue was $981 million for 2013, 7% lower than 2012, primarily due to lower Restructuring revenue.

Strategic Advisory operating revenue was $848 million for 2013, 2% lower than 2012, with the 2013 second half up 26% over the first half, driven by a 27% increase in M&A and Other Advisory revenue in the second half of 2013.

During 2013, Lazard remained engaged in highly visible, complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, capital advisory and sovereign advisory in the Americas, Europe, Australia, Africa and Asia.

Lazard advised on a number of the largest global M&A transactions announced in 2013, including the following: Berkshire Hathaway and 3G Capital’s $28 billion acquisition of H.J. Heinz; Microsoft in its role in Dell’s $24.9 billion going-private transaction; Amgen’s $10.4 billion acquisition of Onyx Pharmaceuticals; NV Energy’s $10 billion sale to MidAmerican Energy; and D.E Master Blenders 1753 in its €7.8 billion sale to an investor group led by Joh. A. Benckiser.

Our Sovereign Advisory business remained active in worldwide assignments, including: acting as financial agent to the U.S. Department of the Treasury with respect to General Motors and Ally Financial; advising on certain privatizations in Greece; advising the Hellenic Financial Stability Fund on the disposal of its participation in the Greek systemic banks; and advising BTA Bank on its divestiture by Kazakhstan’s sovereign wealth fund Samruk-Kazyna.

In Capital Advisory, we continued to provide advice regarding balance sheet issues to public, private and sovereign clients globally, including: UK Financial Investments on its £3.2 billion disposal of part of Her Majesty’s Treasury’s shareholding in Lloyds Banking Group; Siemens’ €2.5 billion spin-off of Osram; ENI Group on its €1.5 billion sale of shares in Snam and its €678 million sale of shares in Galp Energia; the New Zealand Government on the NZ$1.9 billion IPO of Meridian Energy and the NZ$1.6 billion IPO of Mighty River Power; Ingersoll-Rand on its $1.6 billion senior notes offering; Bertelsmann on the €1.3 billion public offering of shares of RTL Group; Merlin Entertainments on its £1.1 billion IPO; and Moncler on its €784 million IPO.

Restructuring operating revenue was $133 million for 2013, 27% lower than in 2012, primarily reflecting the low levels of corporate defaults. Lazard remains the leading firm in global announced and completed restructurings. (Source: Thomson Reuters)

During 2013 we were involved in many of the most notable restructuring and debt advisory assignments, including: Allied Pilots Association with respect to American Airlines; Cengage Learning; the Official Committee of Retirees with respect to the City of Detroit; Eastman Kodak; Exide Technologies; OGX Petróleo e Gás Participações; and Sorgenia.

Please see a more complete list of Strategic Advisory transactions on which Lazard advised in the fourth quarter, or continued to advise or completed since December 31, 2013, as well as Capital Advisory, Sovereign Advisory and Restructuring assignments, on pages 9 – 12 of this release.

Fourth Quarter

Financial Advisory operating revenue was $315 million for the fourth quarter of 2013, 2% higher than the strong fourth quarter of 2012, primarily driven by an 8% increase in M&A and Other Advisory, partially offset by a 28% decrease in Restructuring operating revenue.

Strategic Advisory operating revenue was $281 million for the fourth quarter of 2013, 7% higher than the fourth quarter of 2012.

Restructuring operating revenue was $34 million for the fourth quarter of 2013, compared to $48 million in the fourth quarter of 2012.

Asset Management

Full Year

Asset Management operating revenue was a record $1,024 million for 2013, 16% higher than 2012.

Management fees were a record $904 million for 2013, 12% higher than 2012, primarily reflecting an increase in assets under management (AUM). Incentive fees were $78 million for 2013, compared to $44 million for 2012, reflecting strong performance in both our traditional and alternative investment strategies.

AUM was a record $187 billion as of December 31, 2013, up 12% from December 31, 2012, primarily reflecting market appreciation, particularly in global and international equities. Average AUM of $174 billion in 2013 was 12% higher than average AUM in 2012.

Net outflows were $1.9 billion, primarily driven by outflows in one strategy in our global equity platform and in our local equity platform.

In 2013, Lazard Asset Management opened an office in Singapore, increasing our distribution and investment capabilities.

Fourth Quarter

Asset Management operating revenue was a quarterly record of $293 million for the fourth quarter of 2013, 20% higher than the fourth quarter of 2012.

Management fees were $238 million for the fourth quarter of 2013, 14% higher than the fourth quarter of 2012, and 4% higher than the third quarter of 2013, primarily reflecting an increase in AUM. Incentive fees were $44 million in the fourth quarter of 2013, compared to $27 million in the fourth quarter of 2012, primarily reflecting strong performance in both our traditional and alternative investment strategies.

Average AUM for the fourth quarter of 2013 was $184 billion, 12% higher than average AUM for the fourth quarter of 2012 and 7% higher than the third quarter of 2013. AUM as of December 31, 2013, was up 6% from September 30, 2013.

Net inflows were $1.5 billion in the fourth quarter of 2013, primarily reflecting client investment in our international and European equity strategies as well as in our emerging markets fixed-income strategies.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation and benefits expense, we focus on annual awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year, net of estimated future forfeitures and excluding charges). We believe annual awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which includes applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferred compensation. We believe that by managing our business using awarded compensation with a consistent deferral policy, we can better manage our compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted GAAP compensation and benefits expense1 for 2013 was $1,197 million, excluding related 2013 charges2, compared to $1,218 million for 2012, excluding related 2012 charges2. The corresponding adjusted GAAP compensation ratio1 was 58.8% for 2013, down from 61.8% for 2012.

Awarded compensation expense1 was $1,187 million for 2013, compared to $1,172 million for 2012. The corresponding awarded compensation ratio1 was 58.3% for 2013, down from 59.4% for 2012.

Our goal remains to grow annual awarded compensation expense at a slower rate than operating revenue growth, and to achieve a compensation-to-revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis1, with consistent deferral policies.

Non-Compensation Expense

Adjusted non-compensation expense1 was $409 million for 2013, excluding related 2013 charges2, 3% lower than 2012, excluding related 2012 charges2. The decrease was driven primarily by the results of our cost saving initiatives. The ratio of non-compensation expense to operating revenue1 was 20.1% for 2013, compared to 21.4% for 2012.

Adjusted non-compensation expense1 for the fourth quarter of 2013, excluding related 2013 charges2, was $109 million, 5% lower than the fourth quarter of 2012, excluding related 2012 charges2. The ratio of non-compensation expense to operating revenue1 was 17.5% for the fourth quarter of 2013, compared to 20.0% for the fourth quarter of 2012.

Our goal remains to achieve a non-compensation expense-to-revenue ratio over the cycle of 16% to 20%.

TAXES

The provision for taxes, on an adjusted basis1, was $77 million for full-year 2013 and $32 million for the fourth quarter of 2013. The effective tax rate on the same basis was 22.2% for full-year 2013, compared to 21.3% for full-year 2012.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include managing debt, and returning capital to shareholders through dividends and share repurchases.

In 2013, Lazard returned $416 million to shareholders, which included: $123 million in dividends, $161 million in share repurchases of our Class A common stock; and $132 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants. The $123 million in dividends included $30 million in a special dividend of $0.25 per share on outstanding Class A common stock, declared and paid in the fourth quarter of 2013.

In the fourth quarter of 2013, we repurchased 1.3 million shares of our Class A common stock for $55 million, at an average price of $42.40 per share. This brought total share repurchases in 2013 to $161 million, at an average price of $36.23 per share. These share repurchases more than offset the potential dilution from our 2012 year-end equity-based compensation awards. As of December 31, 2013, our remaining share repurchase authorization was $122 million.

In the fourth quarter of 2013, we refinanced a portion of Lazard Group LLC’s outstanding debt in order to reduce both our total annual interest expense and our total debt level. As a result of the refinancing, we expect interest expense savings of approximately $16 million in 20144.

On January 29, 2014, our Board of Directors voted to increase the quarterly dividend on Lazard’s outstanding Class A common stock by 20%, to $0.30 per share. The dividend is payable on February 21, 2014, to stockholders of record on February 10, 2014.

Lazard’s financial position remains strong. Our cash and cash equivalents were $841 million, and stockholders’ equity related to Lazard’s interests was $560 million, as of December 31, 2013.

COST SAVING INITIATIVES

In October 2012, Lazard announced cost saving initiatives2, which are expected to result in total annual savings of approximately $160 million, partially offset by investment in our business.

Approximately $120 million of the expected total savings relate to compensation expense associated with the firm’s headcount, and approximately $40 million to non-compensation expense.

Expenses associated with implementation of the cost saving initiatives were completed at the end of the 2013 second quarter and were reflected in our first-half 2013 financial results.

The cost saving initiatives are intended to improve the firm’s profitability with minimal impact on revenue growth. The initiatives include: streamlining our corporate structure and consolidating support functions; realigning the firm’s investments into areas with potential for the greatest long-term return; renegotiating certain contracts; and creating greater flexibility to retain and attract the best people and invest in new growth areas.

OPERATING MARGIN

In April 2012, we communicated our goal of achieving a 2014 operating margin of 25%, assuming a similar level of activity in both our businesses as in 2012. We established this goal by targeting an awarded compensation ratio in the mid- to high-50s percentage range, and a non-compensation ratio of between 16% and 20%.

Lazard continues to make progress toward these financial targets. In 2013, our adjusted GAAP operating margin5 was approximately 21%, up from 17% for both 2012 and 2011. The 2013 awarded operating margin5 was approximately 22%, up from 19% for 2012 and 17% for 2011.

Factors that could cause us to fall short of our operating margin goal include, but are not limited to, those described on page eight of this release.

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CONFERENCE CALL

Lazard will host a conference call at 8:00 a.m. EST on Wednesday, February 5, 2014, to discuss the company’s financial results for the full year and fourth quarter of 2013. The conference call can be accessed via a live audio webcast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (888) 262-8943 (U.S. and Canada) or +1 (913) 312-1303 (outside of the U.S. and Canada), 15 minutes prior to the start of the call.

A replay of the conference call will be available by 10:00 a.m. EST on Wednesday, February 5, 2014, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 8889237.

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 40 cities across 26 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

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Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target,” “goal”, or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results or events, many of which, by their nature, are inherently uncertain and outside of our control. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K, including the following:

•	A decline in general economic conditions or the global financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management (AUM);

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Investors can link to Lazard and its operating company websites through www.lazard.com.

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LlSTS OF FINANCIAL ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the fourth quarter of 2013)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the fourth quarter of 2013 on which Lazard advised were the following:

•	Microsoft in its role in Dell’s $24.9 billion going-private transaction

•	IntercontinentalExchange’s $11.0 billion acquisition of NYSE Euronext

•	Amgen’s $10.4 billion acquisition of Onyx Pharmaceuticals

•	NV Energy’s $10 billion sale to MidAmerican Energy

•	Independent Committee of Independent Non-Executive Directors of Eurasian Natural Resources Corporation in relation to the offer for the remaining 44.59% of ENRC not already owned by Eurasian Resources Group, valuing ENRC at approximately £3 billion

•	Tenet Healthcare’s $4.3 billion acquisition of Vanguard Health Systems

•	MacDermid’s $1.8 billion sale to Platform Acquisition Holdings

•	Athene Holding in its $1.6 billion acquisition of Aviva’s U.S. annuity and life insurance operations, and its simultaneous sale of the newly acquired Aviva’s U.S. life insurance operations to Global Atlantic through a reinsurance agreement

•	The Special Committee of Dole Food in Dole’s $1.6 billion going-private transaction

•	EQT in the exchange of its natural gas distribution business with SteelRiver Infrastructure Partners for $740 million and the receipt of assets and other consideration

•	Banco Popular Español’s €815 million sale of a 51% stake in its property business to Värde and Kennedy Wilson

•	FSI’s €657 million acquisition of an 84.6% stake in Ansaldo Energia from First Reserve and Finmeccanica

•	Marco Tronchetti Provera in Lauro Sessantuno’s €610 million acquisition of a 60.99% stake in Camfin

•	Veolia Environnement’s €590 million sale of its 24.95% stake in Berlinwasser Holding to the City State of Berlin

•	Homesite Group’s $660 million sale to American Family Insurance

•	Rockwood’s $635 million sale of its Clay Based Additives business to ALTANA

•	Canada Pension Plan Investment Board’s €321 million acquisition of a 15% stake in ORPEA and underwriting of a €100 million capital increase

•	Bridgepoint’s $600 million sale of Permaswage to Precision Castparts

•	Derichebourg’s €450 million sale of Servisair to Swissport

•	Avista Capital Partners’ and Nordic Capital’s CHF 544 million joint public tender offer to acquire Acino

•	Dynegy’s $599 million acquisition of Ameren Energy Resources

•	Oceana Offshore’s acquisition of Companhia Brasileira de Offshore

•	Royal Bank of Scotland’s sale of European rolling stock assets to Alpha Trains

•	First Investment Bank’s acquisition of MKB Unionbank

•	Air Liquide’s sale of its stake in Laboratoires Anios to the Letartre Family and Ardian

•	Internazionale Holding’s sale of a 70% stake in F.C. Internazionale Milano to International Sports Capital

•	ING’s sale of stakes in SulAmérica to the Larragoiti Family and Swiss Re

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised in the 2013 fourth quarter, or continued to advise or completed since December 31, 2013, are the following:

•	Health Management Associates’ $7.6 billion sale to Community Health Systems*

•	Anheuser-Busch InBev’s $5.8 billion acquisition of Oriental Brewery

•	Vivendi’s €4.2 billion sale of its 53% interest in Maroc Telecom

•	UNS Energy’s $4.3 billion sale to Fortis

•	Shire’s $4.2 billion acquisition of ViroPharma*

•	Leap Wireless’ $4.1 billion sale to AT&T

•	Fiat’s $3.7 billion acquisition of the remaining 41.5% of Chrysler from the UAW Retiree Medical Benefits Trust*

•	Carrefour’s creation of a company valued at €2.7 billion through the contribution of 45 of its shopping malls and the acquisition of 127 malls from Klépierre

•	Google’s $3.2 billion acquisition of Nest Labs

•	Google’s $2.9 billion sale of Motorola Mobility to Lenovo

•	Independent Directors of KKR in KKR’s $2.6 billion acquisition of KKR Financial Holdings

•	Independent Directors of Frontier Communications in Frontier’s $2.0 billion acquisition of AT&T’s wireline business in Connecticut

•	Edwards’ $1.6 billion sale to Atlas Copco*

•	Shapell Industries’ $1.6 billion sale of its home building business to Toll Brothers

•	ArcelorMittal’s and Nippon Steel & Sumitomo Metal’s $1.6 billion acquisition of ThyssenKrupp Steel USA through a 50/50 joint venture

•	Altice’s €1.1 billion acquisition of Orange Dominicana

•	Rockwood’s $1.3 billion sale of its Titanium Dioxide Pigments and other non-strategic businesses to Huntsman

•	Rockwood’s acquisition of a 49% interest in Talison Lithium through a joint venture with Chengdu Tianqi, valuing Talison at $1.1 billion

•	Telefónica’s €783 million acquisition of a 23.8% stake in Telco S.p.A.

•	Saudi Telecom’s sale of its 83.8% stake in PT AXIS Telekom Indonesia (“AXIS”), valuing AXIS at $865 million

•	Kraton Performance Polymers’ $705 million combination with the styrenic block copolymer business of LCY Chemical

•	BarrierSafe Solutions’ $615 million sale to Ansell Limited*

•	Solstas Lab Partners Group’s $570 million sale to Quest Diagnostics

•	Domtar’s €400 million acquisition of Indas*

•	Cia Providência’s R$1.1 billion sale of a 71.2% stake to Polymer Group

•	Vivendi’s demerger of SFR

•	Oil States International’s proposed spin-off of its Accommodations business

•	Singapore Power’s sale of a 60% interest in SPI (Australia) Assets and a 19.9% interest in SP AusNet to State Grid Corporation of China*

•	Silver Lake and William Morris Endeavor Entertainment’s acquisition of IMG Worldwide

•	KKR’s acquisition of SBB/Telemach Group

•	Forethought Financial Group’s sale to Global Atlantic Financial Group*

•	The Hershey Company’s acquisition of an 80% stake in Shanghai Golden Monkey

•	Altice’s acquisition of Tricom

*	Transaction completed since December 31, 2013

Capital Advisory

Among the publicly announced Capital Advisory transactions or assignments on which Lazard completed or advised during or since the fourth quarter of 2013 were the following:

•	U.S. Department of the Treasury in connection with Ally Financial’s agreement to repurchase all of the Mandatorily Convertible Preferred securities and the termination of the existing share adjustment right held by Treasury for a combined $5.9 billion as well as Treasury’s sale of $3.0 billion of Ally Financial common stock in a private offering

•	Her Majesty’s Government on the £2.0 billion initial public offering of Royal Mail

•	The New Zealand Government on the NZ$1.9 billion initial public offering of Meridian Energy

•	Merlin Entertainments on its £1.1 billion initial public offering

•	Moncler on its €784 million initial public offering

•	Micron Technology on its $1.0 billion convertible debt exchange

•	Société d’Investissement Deconinck on the €531 million initial public offering of Tarkett

•	TNT Express on the sale of €507 million of its stock held by PostNL

•	HealthSouth on its $320 million convertible debt exchange

•	The New Zealand Government on the NZ$365 million sale of a 20% stake in Air New Zealand

Sovereign Advisory

Among the publicly announced Sovereign Advisory assignments on which Lazard completed or advised during or since the fourth quarter of 2013 were the following:

•	U.S. Department of the Treasury with respect to General Motors and Ally Financial

•	Hellenic Financial Stability Fund (“HFSF”) on the disposal of its participation in the Greek systemic banks

•	The Islamic Republic of Mauritania on various strategic sovereign financial issues

•	BTA Bank on its divestiture by Kazakhstan’s sovereign wealth fund Samruk-Kazyna

•	The Gabonese Republic on its sovereign credit rating and $1.5 billion bond offering

•	The Republic of Congo on securing its initial sovereign credit ratings

•	The Federal Democratic Republic of Ethiopia on securing its initial sovereign credit rating

Restructuring and Debt Advisory Assignments

Restructuring and debtor or creditor advisory assignments completed during the fourth quarter of 2013 on which Lazard advised include: Allied Pilots Association with respect to American Airlines; lenders of Mednav S.p.A. on its recapitalization and debt restructuring; Munshaat on its debt restructuring; Peabody Energy in connection with the bankruptcy of Patriot Coal; and Rural/Metro and Maxcom Telecomunicaciones in connection with their Chapter 11 financial restructurings.

Notable Chapter 11 or similar bankruptcies, on which Lazard advised debtors or creditors, or related parties, during or since the fourth quarter of 2013, are the following:

•	Industrials/Automotive: Exide Technologies

•	Government: Official Committee of Retirees of the City of Detroit

•	Healthcare: Savient Pharmaceuticals*

•	Power & Energy: Edison Mission Energy; Longview Power; OGX Petróleo e Gás Participações

•	Technology/Media/Telecom: Cengage Learning; LightSquared

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors or creditors during or since the fourth quarter of 2013, are the following:

•	ATU – strategic options in relation to its debt restructuring*

•	Capita Asset Services – financial advisor to the Master Servicer for Theatre (Hospitals) No.1 and Theatre (Hospitals) No.2

•	Cinven – in connection with the reorganization of its shareholding in Frans Bonhomme and the company’s debt reduction*

•	CityLife – on its debt restructuring

•	Dubai Group – on its debt restructuring

•	Mercator - on its debt restructuring

•	National Association of Letter Carriers – in connection with the USPS’s restructuring efforts

•	Pescanova – on its debt restructuring

•	PMI – advisor to the receiver of PMI on certain asset dispositions*

•	Premuda – on its debt restructuring

•	Saudi Cable Company – on its debt restructuring

•	Sinergia/Imco – advisor to creditors in connection with the company’s in-court restructuring

•	Sorgenia – on its debt restructuring

•	USEC - on its balance sheet restructuring

*	Transaction completed since December 31, 2013

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ENDNOTES

[1]	A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to corresponding U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.
[2]	Results for the full year and fourth quarter of 2013 exclude charges relating to previously announced cost saving initiatives and the refinancing of debt[4]. These charges include: a fourth-quarter pre-tax charge of $54 million relating to the debt refinancing; a second-quarter pre-tax charge of $38 million, of which $27 million was compensation expense and $11 million was non-compensation expense; and a first-quarter pre-tax charge of $26 million, of which $24 million was compensation expense and $2 million was non-compensation expense. Results for 2012 exclude: a fourth-quarter pre-tax charge of $103 million, of which $100 million was compensation expense and $3 million was non-compensation expense; and a first-quarter pre-tax charge of $25 million, of which $22 million was compensation expense and $3 million was non-compensation expense.
[3]	In 2013, Lazard returned $416 million to shareholders, which included: $123 million in dividends; $161 million in share repurchases of our Class A common stock; and $132 million in satisfaction of employee tax obligations in lieu of share issuances upon vesting of equity grants. The share repurchases more than offset the potential dilution from our 2012 year-end equity-based compensation awards.
[4]	During the fourth quarter of 2013, Lazard Ltd’s subsidiary Lazard Group LLC completed a refinancing of the outstanding $528.5 million of 7.125% senior notes maturing on May 15, 2015, (the “2015 Notes”) by issuing a tender and redemption notice for the 2015 Notes and by issuing $500 million of 4.25% notes maturing on November 14, 2020. Charges of $54 million related to the debt refinancing are comprised primarily of an extinguishment loss of $50 million and other related costs.
[5]	Adjusted GAAP operating margin is a non-U.S. GAAP measure and is defined as operating revenue minus adjusted GAAP compensation expense minus adjusted GAAP non-compensation expense, divided by operating revenue. Awarded operating margin is a non-U.S. GAAP measure and is defined as operating revenue minus awarded compensation expense minus adjusted GAAP non-compensation expense, divided by operating revenue.

LAZ-EPE

###

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
	December 31,	September 30,	December 31,	September 30,	December 31,
($ in thousands, except per share data)	2013	2013	2012	2013	2012
Revenues:

Financial Advisory
M&A and Other Advisory	$253,097	$176,449	$233,517	43%	8%
Capital Raising	27,427	15,220	27,685	80%	(1%)

Strategic Advisory	280,524	191,669	261,202	46%	7%
Restructuring	34,442	42,173	48,095	(18%)	(28%)

Total	314,966	233,842	309,297	35%	2%

Asset Management
Management fees	237,992	228,272	208,637	4%	14%
Incentive fees	43,638	10,061	26,755	NM	63%
Other	11,543	9,772	9,815	18%	18%

Total	293,173	248,105	245,207	18%	20%

Corporate	12,346	6,789	19,143	82%	(36%)

Operating revenue (b)	$620,485	$488,736	$573,647	27%	8%

Expenses:

Compensation and benefits expense (c)	$348,384	$293,178	$341,766	19%	2%

Ratio of compensation to operating revenue	56.1%	60.0%	59.6%

Non-compensation expense (d)	$108,622	$96,063	$114,908	13%	(5%)

Ratio of non-compensation to operating revenue	17.5%	19.7%	20.0%
Earnings:

Earnings from operations (e)	$163,479	$99,495	$116,973	64%	40%

Operating margin (f)	26.4%	20.3%	20.4%

Net income (g)	$109,838	$61,747	$81,627	78%	35%

Diluted net income per share	$0.81	$0.46	$0.61	76%	33%

Diluted weighted average shares	135,426,314	134,242,144	133,855,611	1%	1%

Effective tax rate (h)	22.3%	21.9%	15.1%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

SELECTED SUMMARY FINANCIAL INFORMATION (a)

(Non-GAAP - unaudited)

	Year Ended December 31,
($ in thousands, except per share data)	2013	2012	% Change
Revenues:

Financial Advisory
M&A and Other Advisory	$768,790	$792,928	(3%)
Capital Raising	78,916	73,403	8%

Strategic Advisory	847,706	866,331	(2%)
Restructuring	132,871	182,759	(27%)

Total	980,577	1,049,090	(7%)

Asset Management
Management fees	903,956	806,044	12%
Incentive fees	78,342	43,661	79%
Other	41,749	32,470	29%

Total	1,024,047	882,175	16%

Corporate	29,662	39,551	(25%)

Operating revenue (b)	$2,034,286	$1,970,816	3%

Expenses:

Compensation and benefits expense (c)	$1,196,601	$1,217,791	(2%)

Ratio of compensation to operating revenue	58.8%	61.8%

Non-compensation expense (d)	$409,264	$421,023	(3%)

Ratio of non-compensation to operating revenue	20.1%	21.4%
Earnings:

Earnings from operations (e)	$428,421	$332,002	29%

Operating margin (f)	21.1%	16.8%

Net income (g)	$268,615	$194,907	38%

Diluted net income per share	$2.01	$1.44	40%

Diluted weighted average shares	133,737,079	135,116,690	(1%)

Effective tax rate (h)	22.2%	21.3%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see Reconciliation of U.S. GAAP to Selected Summary Financial Information and Notes to Financial Schedules.

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS

(unaudited)

($ in millions except share price)

	2006	2007	2008	2009	2010	2011	2012	2013
ADJUSTED U.S. GAAP BASIS (c)
Base salary	$260.9	$298.7	$323.4	$289.4	$303.4	$344.2	$353.2	$339.3
Benefits and other	136.9	157.5	144.3	133.2	149.5	162.2	162.6	191.2
Cash incentive compensation	470.6	562.1	224.7	404.6	472.8	372.4	367.2	368.5

Total cash compensation, benefits and other	868.4	1,018.3	692.4	827.2	925.7	878.8	883.0	899.0
Amortization of deferred incentive awards	23.0	104.8	238.3	333.4	240.5	289.4	334.8	297.6

Compensation and benefits - Adjusted U.S. GAAP basis (i)	$891.4	$1,123.1	$930.7	$1,160.6	$1,166.2	$1,168.2	$1,217.8	$1,196.6

% of Operating Revenue	56.7%	55.7%	55.6%	71.7%	58.9%	62.0%	61.8%	58.8%

AWARDED BASIS
Total cash compensation and benefits (per above)	$868.4	$1,018.3	$692.4	$827.2	$925.7	$878.8	$883.0	$899.0
Deferred year-end incentive awards	203.9	336.7	351.7	239.3	292.7	282.4	272.4	291.0

Compensation and benefits - before special deferred incentive awards	1,072.3	1,355.0	1,044.1	1,066.5	1,218.4	1,161.2	1,155.4	1,190.0
Sign-on and other special deferred incentive awards (j)	12.8	87.9	179.6	39.2	27.3	40.0	42.1	22.1
Year-end foreign exchange adjustment (k)	6.9	6.6	(9.7)	5.6	3.3	(4.6)	1.4	1.9

Total Compensation and benefits - Notional	1,092.0	1,449.5	1,214.0	1,111.3	1,249.0	1,196.6	1,198.9	1,214.0
Adjustment for actual/estimated forfeitures (l)	(23.8)	(35.2)	(21.7)	(17.1)	(27.8)	(28.0)	(27.4)	(27.3)

Total Compensation and benefits - Awarded	$1,068.2	$1,414.3	$1,192.3	$1,094.2	$1,221.2	$1,168.6	$1,171.5	$1,186.7

% of Operating Revenue - Awarded Basis	68.0%	70.2%	71.2%	67.6%	61.7%	62.0%	59.4%	58.3%

Memo:
Total value of deferred equity-based year end incentive awards	$198.9	$332.2	$202.3	$233.8	$261.4	$192.7	$183.3	TBD
Equity-based year end awards - share equivalents (‘000)	3,971	8,787	6,489	6,477	5,775	6,932	4,929	TBD
Price at issuance	$50.08	$37.81	$31.17	$36.10	$45.26	$27.80	$37.19	TBD
Deferred compensation awards ratio (m)	18.9%	24.7%	34.0%	22.3%	24.0%	24.4%	23.5%	24.4%

Operating revenue	$1,571.1	$2,014.8	$1,675.1	$1,617.6	$1,978.5	$1,883.9	$1,970.8	$2,034.3

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended			% Change From
($ in thousands, except per share data)	December 31, 2013	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012
Total revenue	$631,436	$500,523	$580,857	26%	9%
Interest expense	(18,746)	(20,169)	(20,164)

Net revenue	612,690	480,354	560,693	28%	9%
Operating expenses:
Compensation and benefits	367,855	301,809	445,602	22%	(17%)

Occupancy and equipment	26,491	27,393	32,854
Marketing and business development	23,568	17,077	25,888
Technology and information services	23,958	22,217	23,750
Professional services	10,440	12,904	12,859
Fund administration and outsourced services	15,970	14,475	12,090
Amortization of intangible assets related to acquisitions	7,356	877	2,187
Other	63,898	2,484	10,660

Subtotal	171,681	97,427	120,288	76%	43%

Operating expenses	539,536	399,236	565,890	35%	(5%)

Operating income (loss)	73,154	81,118	(5,197)	(10%)	NM

Provision (benefit) for income taxes	20,358	18,370	(1,091)	11%	NM

Net income (loss)	52,796	62,748	(4,106)	(16%)	NM
Net income attributable to noncontrolling interests	(421)	2,466	1,259

Net income (loss) attributable to Lazard Ltd	$53,217	$60,282	($5,365)	(12%)	NM

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	121,748,927	122,199,954	114,747,744	(0%)	6%
Diluted	135,426,314	134,242,144	114,747,744	1%	18%

Net income (loss) per share:
Basic	$0.44	$0.49	($0.05)	(10%)	NM
Diluted	$0.40	$0.45	($0.05)	(11%)	NM

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Year Ended
($ in thousands, except per share data)	December 31, 2013	December 31, 2012	% Change
Total revenue	$2,064,733	$1,994,013	4%
Interest expense	(79,381)	(81,565)

Net revenue	1,985,352	1,912,448	4%
Operating expenses:
Compensation and benefits	1,278,534	1,351,129	(5%)

Occupancy and equipment	122,926	113,163
Marketing and business development	84,214	95,573
Technology and information services	89,289	86,892
Professional services	42,663	43,958
Fund administration and outsourced services	59,298	51,390
Amortization of intangible assets related to acquisitions	10,114	8,359
Other	81,507	38,099

Subtotal	490,011	437,434	12%

Operating expenses	1,768,545	1,788,563	(1%)

Operating income	216,807	123,885	75%

Provision for income taxes	51,693	31,100	66%

Net income	165,114	92,785	78%
Net income attributable to noncontrolling interests	4,902	8,476

Net income attributable to Lazard Ltd	$160,212	$84,309	90%

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	120,854,267	116,953,989	3%
Diluted	133,737,079	129,325,622	3%

Net income per share:
Basic	$1.33	$0.72	85%
Diluted	$1.21	$0.65	86%

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

(U.S. GAAP)

	December 31,	December 31,
($ in thousands)	2013	2012
ASSETS
Cash and cash equivalents	$841,482	$850,190
Deposits with banks	244,879	292,494
Cash deposited with clearing organizations and other segregated cash	62,046	65,232
Receivables	512,675	478,043
Investments	478,105	414,673
Goodwill and other intangible assets	363,877	392,822
Other assets	508,073	493,439

Total Assets	$3,011,137	$2,986,893

LIABILITIES & STOCKHOLDERS’ EQUITY
Liabilities
Deposits and other customer payables	$275,434	$269,763
Accrued compensation and benefits	523,063	467,578
Senior debt	1,048,350	1,076,850
Other liabilities	534,292	521,162

Total liabilities	2,381,139	2,335,353

Commitments and contingencies

Stockholders’ equity
Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,291	1,282
Additional paid-in capital	737,899	846,050
Retained earnings	203,236	182,647
Accumulated other comprehensive loss, net of tax	(133,004)	(110,541)

Subtotal	809,422	919,438
Class A common stock held by subsidiaries, at cost	(249,213)	(349,782)

Total Lazard Ltd stockholders’ equity	560,209	569,656
Noncontrolling interests	69,789	81,884

Total stockholders’ equity	629,998	651,540

Total liabilities and stockholders’ equity	$3,011,137	$2,986,893

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

(unaudited)

($ in millions)

	As of			Variance
	December 31, 2013	September 30, 2013	December 31, 2012	Qtr to Qtr	YTD
Equity:
Emerging Markets	$47,450	$46,553	$44,623	1.9%	6.3%
Global	35,521	33,519	36,247	6.0%	(2.0%)
Local	31,232	30,102	30,890	3.8%	1.1%
Multi-Regional	39,859	35,925	26,411	11.0%	50.9%

Total Equity	154,062	146,099	138,171	5.5%	11.5%
Fixed Income:
Emerging Markets	9,048	7,956	5,154	13.7%	75.6%
Global	3,164	3,065	3,035	3.2%	4.3%
Local	3,507	3,348	3,549	4.7%	(1.2%)
Multi-Regional	11,155	10,162	10,980	9.8%	1.6%

Total Fixed Income	26,874	24,531	22,718	9.6%	18.3%
Alternative Investments	4,690	4,571	4,600	2.6%	2.0%
Private Equity	1,151	1,143	1,398	0.7%	(17.7%)
Cash Management	147	111	173	32.4%	(15.0%)

Total AUM	$186,924	$176,455	$167,060	5.9%	11.9%

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
AUM - Beginning of Period	$176,455	$160,411	$167,060	$141,039
Net Flows	1,469	(47)	(1,934)	2,741
Market and foreign exchange appreciation (depreciation)	9,000	6,696	21,798	23,280

AUM - End of Period	$186,924	$167,060	$186,924	$167,060

Average AUM	$183,984	$163,816	$173,702	$155,549

% Change in average AUM	12.3%		11.7%

Note: Average AUM generally represents the average of the monthly ending AUM balances for the period.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO SELECTED SUMMARY FINANCIAL INFORMATION (a)

(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
($ in thousands, except per share data)	2013	2013	2012	2013	2012
Operating Revenue
Net revenue - U.S. GAAP Basis	$612,690	$480,354	$560,693	$1,985,352	$1,912,448

Adjustments:
Revenue related to noncontrolling interests (n)	(4,341)	(3,994)	(3,963)	(15,115)	(14,104)
Gain related to Lazard Fund Interests (“LFI”) and other similar arrangements	(6,332)	(7,519)	(2,918)	(14,099)	(7,557)
Interest expense	18,468	19,895	19,835	78,148	80,029

Operating revenue, as adjusted	$620,485	$488,736	$573,647	$2,034,286	$1,970,816

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$367,855	$301,809	$445,602	$1,278,534	$1,351,129

Adjustments:
Charges pertaining to cost saving initiatives	—	—	(99,987)	(51,399)	(99,987)
Charges pertaining to staff reductions	—	—	—	—	(21,754)
Charges pertaining to LFI and other similar arrangements	(6,332)	(7,519)	(2,918)	(14,099)	(7,557)
Private Equity incentive compensation (o)	(12,203)	—	—	(12,203)	—
Compensation related to noncontrolling interests (n)	(936)	(1,112)	(931)	(4,232)	(4,040)

Compensation & benefits expense, as adjusted	$348,384	$293,178	$341,766	$1,196,601	$1,217,791

Non-Compensation Expense
Non-compensation expense - Subtotal - U.S. GAAP Basis	$171,681	$97,427	$120,288	$490,011	$437,434

Adjustments:
Charges pertaining to Senior Debt refinancing (p)	(54,087)	—	—	(54,087)	—
Charges pertaining to cost saving initiatives	—	—	(2,589)	(13,304)	(2,589)
Charges pertaining to staff reductions	—	—	—	—	(2,905)
Amortization of intangible assets related to acquisitions	(7,356)	(877)	(2,187)	(10,114)	(8,359)
Non-compensation expense related to noncontrolling interests (n)	(367)	(487)	(604)	(1,993)	(2,558)
Adjustment related to the provision pursuant to the tax receivable agreement (“TRA”)	(1,249)	—	—	(1,249)	—

Non-compensation expense, as adjusted	$108,622	$96,063	$114,908	$409,264	$421,023

Earnings From Operations
Operating Income (loss) - U.S. GAAP Basis	$73,154	$81,118	($5,197)	$216,807	$123,885

Other adjustments:
Charges pertaining to cost saving initiatives	—	—	102,576	64,703	102,576
Charges pertaining to Senior Debt refinancing (p)	54,087	—	—	54,087	—
Charges pertaining to staff reductions	—	—	—	—	24,659
Private Equity incentive compensation (o)	12,203	—	—	12,203	—
Revenue related to noncontrolling interests (n)	(4,341)	(3,994)	(3,963)	(15,115)	(14,104)
Interest expense	18,468	19,895	19,835	78,148	80,029
Expenses related to noncontrolling interests (n)	1,303	1,599	1,535	6,225	6,598
Amortization of intangible assets related to acquisitions	7,356	877	2,187	10,114	8,359
Adjustment related to the provision pursuant to the tax receivable agreement (“TRA”)	1,249	—	—	1,249	—

Earnings from operations, as adjusted	$163,479	$99,495	$116,973	$428,421	$332,002

Net Income attributable to Lazard Ltd
Net income (loss) attributable to Lazard Ltd - U.S. GAAP Basis	$53,217	$60,282	($5,365)	$160,212	$84,309

Adjustments:
Charges pertaining to cost saving initiatives	—	—	102,576	64,703	102,576
Charges pertaining to Senior Debt refinancing (p)	54,087	—	—	54,087	—
Charges pertaining to staff reductions	—	—	—	—	24,659
Private Equity incentive compensation (o)	12,203	—	—	12,203	—
Tax (benefits) allocated to adjustments (h)	(9,899)	1,140	(15,542)	(23,574)	(21,108)
Amount attributable to LAZ-MD Holdings	(339)	(6)	(1,340)	(787)	(2,449)
Adjustment for full exchange of exchangeable interests (q):
Tax adjustment for full exchange	(107)	(40)	(200)	(215)	(643)
Amount attributable to LAZ-MD Holdings	676	371	1,498	1,986	7,563

Net income, as adjusted	$109,838	$61,747	$81,627	$268,615	$194,907

Diluted net income (loss) per share:

U.S. GAAP Basis	$0.40	$0.45	($0.05)	$1.21	$0.65
Non-GAAP Basis, as adjusted	$0.81	$0.46	$0.61	$2.01	$1.44

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Selected Summary Financial Information are non-U.S. GAAP (“non-GAAP”) measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(b)	A non-GAAP measure which excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests and other similar deferred compensation arrangements for which a corresponding equal amount is excluded from compensation & benefits expense, (ii) revenues related to non-controlling interests (see (n) below), and (iii) interest expense primarily related to corporate financing activities. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(c)	A non-GAAP measure which excludes (i) charges/credits related to the changes in the fair value of the compensation liability recorded in connection with Lazard Fund Interests and other similar deferred compensation arrangements, (ii) compensation and benefits related to noncontrolling interests (see (n) below), (iii) for the twelve month period ended December 31, 2013 and for the three and twelve month periods ended December 31, 2012, charges pertaining to the implementation of cost saving initiatives (see (g) below), (iv) for the twelve month period ended December 31, 2012, certain charges pertaining to staff reductions (see (g) below), and (v) for the three and twelve month periods ended December 31, 2013, charges pertaining to Private Equity incentive compensation (see (o) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(d)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests (see (n) below), (iii) for the twelve month period ended December 31, 2013 and for the three and twelve month periods ended December 31, 2012, charges pertaining to the implementation of cost saving initiatives (see (g) below), (iv) for the twelve month period ended December 31, 2012, certain charges pertaining to staff reductions (see (g) below), and (v) for the three and twelve month periods ended December 31, 2013, charges pertaining to Senior Debt refinancing (see (p) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(e)	A non-GAAP measure which excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, (iii) revenues and expenses related to noncontrolling interests (see (n) below), (iv) for the twelve month period ended December 31, 2013 and for the three and twelve month periods ended December 31, 2012, charges pertaining to the implementation of cost saving initiatives (see (g) below), (v) for the twelve month period ended December 31, 2012, certain charges pertaining to staff reductions (see (g) below), (vi) for the three and twelve month periods ended December 31, 2013, charges pertaining to Senior Debt refinancing (see (p) below), and (vii) for the three and twelve month periods ended December 31, 2013, charges pertaining to Private Equity incentive compensation (see (o) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(f)	Represents earnings from operations as a percentage of operating revenue, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(g)	A non-GAAP measure which is adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings and excludes (i) for the twelve month period ended December 31, 2013 and for the three and twelve month periods ended December 31, 2012, charges pertaining to cost saving initiatives including severance and benefit payments, acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, settlement of certain contractual obligations, occupancy cost reduction and other non-compensation related costs, net of applicable tax benefits (see (h) below), (ii) for the twelve month period ended December 31, 2012, certain charges pertaining to staff reductions including severance, benefit payments and acceleration of unrecognized amortization of deferred incentive compensation previously granted to individuals terminated, net of applicable tax benefits, (iii) for the three and twelve month periods ended December 31, 2013, charges pertaining to Senior Debt refinancing (see (p) below), and (iv) for the three and twelve month periods ended December 31, 2013, charges pertaining to Private Equity incentive compensation (see (o) below). (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(h)	Effective tax rate is a non-GAAP measure based upon the U.S. GAAP rate with adjustments for the tax applicable to the non-GAAP adjustments to operating income, generally based upon the effective marginal tax rate in the applicable jurisdiction of the adjustments. The computation is based on a quotient, the numerator of which is the provision for income taxes of $31,612, $17,270 and $14,572 for the three month periods ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively, $76,730 and $52,772 for the twelve month periods ended December 31, 2013 and 2012, respectively, and the denominator of which is pre-tax income of $140,692, $81,118 and $97,300 for the three month periods ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively, $349,048 and $251,041 for the twelve month periods ended December 31, 2013 and 2012, respectively, exclusive of net income (loss) attributable to noncontrolling interests of ($758), $2,100 and $1,101 for the three month periods ended December 31, 2013, September 30, 2013 and December 31, 2012, respectively, $3,703 and $3,362 for the twelve month periods ended December 31, 2013 and 2012, respectively.
(i)	A reconciliation of U.S. GAAP compensation and benefits expense to compensation and benefits expense, as adjusted:

	Year Ended December 31,
($ in thousands)	2006	2007	2008	2009	2010	2011	2012	2013
Compensation & benefits expense - U.S. GAAP Basis	$891,421	$1,123,068	$1,128,253	$1,309,240	$1,194,168	$1,168,945	$1,351,129	$1,278,534
Adjustments:
Charges pertaining to cost saving initiatives	—	—	—	—	—	—	(99,987)	(51,399)
Charges pertaining to staff reductions	—	—	—	—	—	—	(21,754)	—
(Charges) credits pertaining to LFI and other similar arrangements comp. liability	—	—	—	—	—	3,024	(7,557)	(14,099)
Charges pertaining to Private Equity incentive compensation	—	—	—	—	—	—	—	(12,203)
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	—	(24,860)	—	—	—
Acceleration of unamortized restricted stock units	—	—	—	(86,514)	—	—	—	—
Acceleration of unamortized deferred cash awards	—	—	—	(60,512)	—	—	—	—
LAM Equity Charge	—	—	(197,550)	—	—	—	—	—
Compensation related to noncontrolling interests (n)	—	—	—	(1,657)	(3,098)	(3,740)	(4,040)	(4,232)

Compensation & benefits expense, as adjusted	$891,421	$1,123,068	$930,703	$1,160,557	$1,166,210	$1,168,229	$1,217,791	$1,196,601

LAZARD LTD

Notes to Financial Schedules (continued)

(j)	Special deferred incentive awards are granted outside the year end compensation process and include grants to new hires.
(k)	Represents an adjustment to year end foreign exchange spot rate from full year average rate for year end incentive compensation awards.
(l)	Under U.S. GAAP, an estimate is made for future forfeitures of the deferred portion of such awards. This estimate is based on both historical experience and future expectations. The result reflects the cost associated with awards that are expected to vest. This calculation is undertaken in order to present awarded compensation on a similar basis to GAAP compensation. Amounts for 2007-2010 represent actual forfeiture experience. The 2011-2013 amounts represent estimated forfeitures.
(m)	Deferred compensation awards ratio is deferred year-end incentive awards, divided by total awarded compensation excluding sign-on and other special deferred incentive awards and actual/estimated forfeitures.
(n)	Noncontrolling interests include revenue and expenses principally related to Edgewater, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Selected Summary Financial Information)
(o)	Represents an adjustment to match the timing of the recognition of carried interest revenue subject to clawback to the recognition of the related incentive compensation expense, which is not aligned under GAAP. Such adjustment will reduce compensation expense prior to the recording of revenue and increase compensation expense in periods when revenue is recognized, generally at the end of the life of a fund.
(p)	Represents charges related to the refinancing of the 7.125% Senior Notes maturing on May 15, 2015 and the issuance of $500 million of 4.25% notes maturing on November 14, 2020.
(q)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the adjustments noted in (g) above.

NM Not meaningful

TBD To be determined